JANUARY 10, 2012 / 03:00PM GMT, VOXX - Q3 2012 Audiovox Corp Earnings Conference Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
VOXX - Q3 2012 AUDIOVOX CORP EARNINGS CONFERENCE CALL

EVENT DATE/TIME: JANUARY 10, 2012 / 03:00PM GMT

Patrick Lavelle VOXX International Corporation - President, CEO
CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Michael Stoehr VOXX International Corporation - SVP, CFO
John Shalam VOXX International Corporation - Chairman

CONFERENCE CALL PARTICIPANTS
Matt Spratford Sidoti & Company - Analyst
Scott Tilghman Caris & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Audiovox' fiscal third-quarter results conference call. My name is Carmen and I will be your coordinator for today.

At this time all participants are in a listen only mode. (Operator Instructions). Later we will conduct a question and answer session.

I would now like to turn the call over to your host for today, Mr. Glenn Weiner. Please proceed.

Glenn Wiener - GW Communications - IR

Thank you, Carmen. Welcome everybody to Audiovox' fiscal 2012 third-quarter nine-month results conference call and webcast. Today's call is being webcast on our website, www.voxxintl.com, and can be accessed in the Investor Relations section.

With us today are Patrick Lavelle, President and Chief Executive Officer, and John Shalam, our Chairman of the Board. We are all out here in Las Vegas at the Consumer Electronics Show. Mike Stoehr is dialing in from our New York office.

Before we begin I would like to quickly remind everyone that except for historical information contained herein statements made on today's call and in today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements.

Risk factors associated with our business are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011. We released our results after market close yesterday. If anybody needs a copy please feel free to call my office. Additionally, it can be downloaded on our website in the Investor Relations section, as can our Form 10-K, which was also filed after market.

We are very excited to be speaking with you today, and at this time I would like to turn the call over to Pat.

Patrick Lavelle - VOXX International Corporation - President, CEO

Thanks, Glenn, and good morning everyone. I would like to begin by wishing you a healthy and Happy New Year and all the best in 2012.

As Glenn indicated, we are here at the Consumer Electronics Show in Las Vegas where yesterday we released over 30 new product announcements. We are looking forward to the potential 2012 brings for VOXX International and our shareholders.

Our fiscal Q3 sales were nearly $44 million or 26.7% higher than Q3 2011, driven by three factors -- the addition of Klipsch, continued growth in our mobile OEM business, and strength in our international markets.

While the holiday season was better than I believe most anticipated, consumer spending for electronic products, excluding smartphones, tablets and related accessories, was still hampered by a weak domestic economy.

Our margins increased with the shift in our product mix to more mobile products, high-end audio systems, and accessories both domestically and internationally. Gross margins were 28.9%, up 770 basis points over the third quarter last year. For the nine-month period our gross margins were 27.8%, 670 basis points higher than last year and ahead of our initial plan.

Based on our expectations for the fourth quarter, I am comfortable with revising our prior guidance of 25% for the fiscal year upwards to approximately 27%.

We posted an operating profit of $18.4 million versus $5.4 million in last year's third quarter. And for the nine-month period operating profit was $30.1 million, a $26 million improvement over last year.

Earnings-per-share for the third quarter were $0.38 versus $0.17 last year, and for the comparable nine-month period we reported $0.64 in fiscal 2012 versus $0.24 in fiscal 2011.

Adjusted EBITDA was $19.1 million, up almost $11 million. And for the nine-month period we reported adjusted EBITDA of $39.4 million, which is over a $23 million increase.

With the all-important holiday season behind us we are in a better position to estimate our results for the fiscal year. We expect sales to come in lower than prior guidance and be just north of $700 million. Holiday sales, although better than last year, did not materialize as planned, primarily because we chose to pass on a number of programs that would have required deep discounting. As I have indicated in the past, our focus is on profitability and therefore we chose not to sacrifice margin for topline revenue.

With that said, as a result of the shift to higher products and the expense controls we have in place we believe we will exceed our prior EBITDA guidance of $42 million and come closer to EBITDA of approximately $44 million in fiscal 2012. We remain highly focused on the bottom line and increasing shareholder value.

Now I would like to spend a few minutes touching on some of the key drivers so far this year and highlight some of the products we are introducing here at CES. In consumer electronics year-to-date our high-end speaker sales and margins have been tracking to plan, and more importantly, our new products are being met with positive response.

The Klipsch S4i and s4A in-ear headphones, the Mode noise-canceling headphone, our high-end home entertainment audio systems, and the Gallery G17 Air, the first product Klipsch introduced for Apple's AirPlay were all key drivers in Q3.

At CES Klipsch is launching three new Apple AirPlay-enabled audio solutions, the Klipsch RoomGroove, the Klipsch Stadium and the Klipsch Console. All of these systems seamlessly stream high-quality audio directly from any iPod Touch, iPhone or iPad wirelessly, as well as from a Mac or PC. They are fantastic offerings based on years of design and and deliver quality to the consumer that really is unrivaled.

We also have plans to introduce new high-end speaker systems under Magnat, Heco and Klipsch this year, and have a revamped lineup under Jamo ready to go which should make international sales a bigger part of the VOXX story.

We are looking forward to a strong finish of the year for this group and believe we have made inroads for continued growth next year.

In consumer accessories throughout most of the year sales of our domestic consumer accessories products were down, still suffering from a weak CE market; however, certain categories did do well. Reception products and wired headphones were up year-over-year. Sales of TV remotes were down, but despite that we believe we gained unit share. Power products were also off, but we anticipate growth in the coming year due to some exciting new offerings, which I will discuss in a few minutes.

Q3 consumer electronics sales were disappointing. Camcorders were negatively impacted by significant price declines and the market flooded with Flip closeouts from Cisco. We faced a similar situation with MP3 players. However, overall margins in the accessory group improved and we have a robust product lineup planned for 2012.

We remain the number one provider of TV reception products and remote controls, and have leading market positions in several other categories. We have added a number of new retail accounts, grown with existing ones, and have expanded our distribution beyond the traditional CE outlets as we began selling into the hardware and home improvement channels to Menards, True Value, Lowe's and Bed, Bath & Beyond. This should lead to organic growth and increased sales next year.

International accessory sales were up this year, and sales for Oehlbach and Schwaiger have improved. Schwaiger in particular recently added new retail accounts in Germany, and both Schwaiger and Oehlbach have new products coming to market in the reception and power cord categories, respectively.

At CES we are introducing some key new products that we believe will drive growth. Our new line of AR indoor/outdoor portable wireless speakers is compatible with Bluetooth, direct connect and wireless transmitters. This year's lineup includes a 2012 CES Innovations winner, an outdoor portable wireless speaker that is compact, easy-to-use and water resistant and will be available this spring. We believe that AR will capture the number one market share in position in wireless speakers in 2012.

We also are introducing an Apple AirPlay audio system under Acoustic Research at targeted price points, that combined with the Klipsch AirPlay products will give us broad price coverage throughout retail.

As I stated earlier, the power market is a growth area that we have focused R&D efforts on to develop a new line of power products that differentiate us from the competition. Some of the significant product enhancement include front panel access, reconfigured outlet placement, high gloss black finish, as well as dedicated charging ports for today's can't-live-without smart electronic devices.

Driving the new power technology are three unique new features -- SpeedPass for front panel control. PureCurrent technology purifies the dirty power typical of most home outlet and protect satellite or cable set-top boxes and networks from power surges. And Ecoficient technology optimizes energy use by automatically powering down computer peripherals when the computer is turned off.

In addition, we recently won a CES Innovation Award for our RCA USB wall plate charger that converts a standard wall outlet to a 2-port USB charger.

Consumer awareness of our RCA Personal Sound Amplifier continues to grow, and we began selling the PSA nationwide at over 2,000 RadioShack stores just before the holidays. An AR version of this product is being marketed to eyeglass centers and health care market, and longer-term we plan to make both systems available globally.

On the mobile side of our business, mobile sales through the first nine months are up 9%. However, this was offset by an anticipated decline in aftermarket satellite radio sales as more cars are coming factory equipped with satellite radio. We remain the exclusive aftermarket supplier for Sirius XM, and we still see this as a viable market for years to come.

In security sales of data bus modules increased significantly as our FlashLogic line continues to gain acceptance, and as we introduce new modules, including a model designed exclusively for Mercedes-Benz and BMW.

Our OEM business continues to be strong, up 22% through the first nine months of the year, and we have new programs kicking off in 2012, which should lead to continued growth. Vehicle production slowdowns that were the result of the tsunami and the impact it had on Asian manufacturers are behind us, and car sales remain on track to exceed an annualized total of 13 million for the year, which should help us maintain growth in the category.

We begin shipments of our rear seat entertainment system to Bentley this fiscal quarter, and we are on track to deliver our new Nissan program scheduled for the third quarter of 2012.

And now for some new programs. New categories headline our mobile offerings as we move into 2012. Location-based services, LBS, is the first one. And we are entering in a big way with an in-vehicle solution, a personal product, a pet tracker, and a new line of wireless leash products for keeping track of your valuables like cell phones and laptops.

We start off with Audiovox Car Connection, an in-vehicle, onboard diagnostic for the automotive market that will be supported by Sprint. This product helps consumers monitor, manage and maintain their vehicles and the drivers who operate it. It will monitor driver behavior, manage regular vehicle upkeep and repairs, maintain vehicle safety and performance. It is cellular-based and has no third-party monitoring service. You do the monitoring from your smartphone or computer, and it is a simple plug-in installation. We expect to have Car Connection available at retail in our first quarter.

Its sister product, Care Connection, will be at retail in the second quarter. This product is a wearable -- a watch, a belt clip or a lanyard that will help consumers, especially caregivers, keep track, locate and protect the people they love and the property they value.

This product will track seniors and children's locations, monitor stay-at-home seniors, and even track your valuables. It operates with two-way voice so you can speak to your loved ones 24/7. Like Car Connection, it's cellular-based and has no third-party monitoring service. You do the monitoring from your smartphone or computer.

Our mobile group will also be distributing QUALCOMM's new LBS product Tagg Pet Tracker available in Q1 2012, which we believe will tap into the huge pet ownership market.

Finally, the mobile group has introduced Insite, its line of wireless leash products designed to keep you close to your valuables like briefcases, cell phones, laptops and cameras and all the data stored in them, which for most of us is more valuable than the device itself.

Another important partnership for the mobile group in 2012 is a distribution agreement that we have made with DICE Electronics. We will have exclusive rights to the DICE line of OE vehicle integration kits, which essentially turn selected factory radios into full-featured smartphone-connected entertainment systems.

As for some of our core mobile products, the big news in rear seat entertainment is a new custom headrest system that brings full function Android technology to the car. Mobile entertainment has moved beyond DVD and Blu-ray to the Internet where consumers want access to real time entertainment and social media, and to view it on their rear seat entertainment system.

With our Android headrest all they need is a hot spot Wi-Fi connection through their smartphone or other Wi-Fi-enabled device. Our system is Bluetooth-enabled and includes a wireless remote control and is available in over 1,000 OE style vehicle applications.

That was a quick rundown of only some of what we are showing here in Las Vegas. It will truly be an exciting year with all that we have to offer.

As you are aware, Audiovox recently changed its name to VOXX International during the third quarter. This is not the same company as we were in years past. We believe the VOXX International name maintains our heritage and also conveys who we are today. We are a global company. We have over 30 brands in our portfolio and multiple businesses that run under our corporate umbrella.

Our management team is both financial and strategic. We have made 11 acquisitions over the past decade and over the last five years. We built this Company to be in a stronger position to generate value for our shareholders.

As I mentioned, we are here at CES, and we have just completed the first 24 hours of meetings. We held our press conference yesterday and the turnout by far the best yet. There has been a lot of excitement around VOXX International and our portfolio of global brands, and we share that excitement.

Now with that I will turn the call over to Michael, and then we will open it up and take your questions. Michael?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Thanks, Pat. Good morning everyone. I will go through our third-quarter and nine-month results and I will make some comments on balance sheet and expectations for the full year.

Net sales for fiscal 2012 third-quarter were $206.8 million versus $163.2 million in the third quarter last year, an increase of $43.6 million or 26.7%.

We reported electronic sales of $165.9 million, a 35.3% increase, and accessory sales of $40.9 million, up approximately 1%. Klipsch sales for the 2012 fiscal third-quarter were $51 million, and this was primarily led to the -- this primarily led to the increase.

Additionally, our mobile OEM business and our international operations both reported increases for the comparable third quarters. When all said, the strength of these groups were declines in consumer electronics and in audio, primarily satellite radios.

With comparable nine-month periods net sales were $530.5 million versus $422.8 million, an increase of $107.7 million or 25.5%. Electronic sales were $425 million, up 36%, and accessory sales were down 4.4% at $105.5 million. Driving the increase in electronics were the same factors, approximately $125.6 million in sales from Klipsch and the growth in both our mobile OEM and international operations.

Internationally electronics, accessories and mobile were all up for the comparable nine-month periods. What offset stronger growth in this segment was primarily the continued weakness in the domestic economy, while in our third quarter, particularly in accessories, we saw a reversal of that trend due to several new product introductions and a slight pickup in holiday sales compared to last year.

Additionally, mobile sales were somewhat impacted early on in fiscal 2012 as a result of the supply shortages caused by the Asian tsunami. This is now behind us.

As we continue to transform our product offerings our gross margins for the 2012 third quarter came in at 28.9%, a 770 basis point improvement over last year's third quarter, and a 120 basis point improvement over our second fiscal quarter.

As for the 2012 nine-month period our gross profit margins were 27.8% compared to 21.1%, up 660 basis points. There are several factors that are driving margins upwards, including continued increases in our mobile OEM business, which carries higher margins than our aftermarket products, sales of high-performance premium speaker products -- this is the Klipsch acquisition -- reduced emphasis on low-margin CE products such as camcorders, clock radios, digital players, and lower sales of fulfillment products.

Besides improvements in our product margin the Company has experienced improvements in our inventory provisions for obsolescence and warranty. As we have pointed out in several previous calls, our continued emphasis in process improvement has resulted in lower warehouse and assembly cost, which impacts our gross margins favorably. The Company's margin improvement was not just due to the Klipsch acquisition.

And while Pat raised our gross profit outlook for fiscal year -- for the fiscal year, please keep in mind that in any one quarter we can have a shift towards more consumer or fulfillment type sales, which could affect margins.

As stated, we anticipate closing our fiscal 2012 with a gross profit margin of approximately 27%, which is above our initial projections of 25%.

Operating expenses for the three- and nine-months periods for fiscal 2012 were $41.4 million and $117.3 million, which represents an increase of $12.2 million and $32.3 million over the comparable fiscal 2011 periods.

As a percentage of net sales operating expenses increased to 20% and 22.1% as compared to 17.9% and 20.1% for the comparable three- and nine-month periods. The increase in expenses was primarily related to Klipsch, which accounted for $9.8 million in our fiscal third quarter, and $29 million for the 2012 nine-month period.

The pre-Klipsch overhead for the comparable periods was up $2.4 million in the third quarter and $3.3 million for the nine-month period. A portion of this increase for the third quarter was nonrecurring professional service fees related to our patent infringement case.

Looking at our operating expenses, after taking into effect the impact of professional fees, the selling expenses were flat, and the only major increase in G&A expenses not related to Klipsch was increased compensation due to the Company meeting its performance targets for goals.

All in all, our operating groups have continued to reduce or restructure their overhead as we continue to implement synergies and savings through the system changes or overhead integration. We expect this to continue through next fiscal year.

We reported operating income of $18.4 million versus $5.4 million in the third quarter of last year and for the nine-month, $30.1 million versus $4.1 million, a $13 million improvement in the third quarters and $26 million improvement for the nine months as a result of improved margins and cost structures of our Company.

Other income decreased by approximately $3.9 million during the comparable third quarters and approximately $8.4 million for the nine-month periods due to interest expense, fees and amortization of deferred financing costs related to new credit facility as a result of the Klipsch acquisition.

Additionally, other income decreased due to a $2.6 million charge related to a patent infringement judgment, the absence of gains on foreign exchange contracts, which were recorded in fiscal 2011, and an other-than-temporary charge recorded during the three- and nine-month periods in fiscal 2012 of $48,000 and $1.2 million, respectively, related to our investment in [Bluestone].

For the nine-month period equity and income of our equity investees increased $636,000, and for the nine-month period $907,000. This is related to continued profitability in our joint venture with ASA, which continues to experience growth in several of its markets, which includes specialty special vehicles, not only RV, but commercial and heavy-duty vehicles.

Net income was $8.9 million and $14.8 million for the three- and nine-month periods in fiscal 2012 compared to $3.9 million and $5.6 million for the same periods. As Pat said, earnings per diluted share were $0.38 versus $0.17 for the third quarter and $0.64 versus $0.24 for the nine-month comparisons.

Adjusted net income was $9.1 million or $0.39 a share compared to $4.3 million or $0.19 a share for the third quarters of 2012 and 2011, respectively. And for the nine-month period adjusted net income was $16.2 million or $0.70 a share in fiscal 2012 compared to $6.2 million or $0.27 per share in fiscal 2011.

The effective tax rate for the three and nine months ended November 30, 2011 was a provision for income taxes of 40.9% as compared to 34.5% and 24.1% in the comparable prior periods. The effective tax rates for the nine months ended November 30, 2011, is different from the statutory rate primarily due to state and local taxes and differences between US and foreign tax rates and no tax benefit provided to the impairment charge (inaudible).

We reported EBITDA of $18.7 million for the 2012 fiscal quarter versus $8 million in last year's third quarter, a $10.7 million improvement. Adjusted third-quarter EBITDA, taking into account Klipsch transaction costs and charges for stock-based compensation, was $19.1 million versus $8.5 million. For the nine-month period EBITDA was $37.1 million versus $14.7 million and adjusted EBITDA was $39.4 million versus $16 million.

For your reference the nine-month comparisons for adjusted EBITDA includes a $1.6 million of Klipsch acquisition costs and adjustment and differences of approximately $700,000 in stock-based compensation.

As Pat mentioned in his remarks, our bottom-line performance in the first nine months of the year is ahead of plan, and given that we are halfway through our fiscal fourth-quarter now, we feel comfortable raising our prior EBITDA guidance for fiscal 2012 of $42 million to approximately $44 million. Our goal next year, of course, is to do even better.

Moving to our balance sheet. Operating activities provided $27.7 million during the nine months ended November 30, 2011, principally due to net income before depreciation and amortization, an increase in accounts payable and accrued expenses, partially offset by increased accounts receivable.

Investing activities used cash of $169.3 million, of which $160.3 million was used for the Klipsch acquisition. And CapEx through the first nine months of fiscal 2012 was $2.2 million.

Additionally, our AR turns were 4.3 compared to 4.4 for the comparable nine-month period. And our inventory turns were 3.1 versus 3.2, as we entered into the heaviest selling season during our -- of our fiscal year.

As of November 30 we had a working capital of $201.9 million, which includes cash and short-term investments of $18.8 million compared to working capital of $258.5 million and cash and short-term investments of $98.6 million as of February 20, 2011. The decrease in cash was primarily related to our Klipsch acquisition.

Our fiscal third quarter is our heaviest selling season and requires the most working capital throughout the year. At this time we don't see any product category at risk, and our inventory position is relatively clean, similar to last year. Our cash position will begin to ramp up in the fourth quarter as we collect the $163.5 million receivables and our loan position will drop.

The balance sheet continues to generate cash flow based on our business model. And consistent with my past remarks, barring any additional acquisitions, we should be in a position to pay down the ABL within 2 to 2.5 years of acquiring Klipsch.

In closing, as we continue to remain cautious about the overall macro view of the national and world economy, but our sales will come in a bit lighter than initially projected, but our bottom-line performance is benefited by better margins through increased sales in our higher-margin product areas and continued focus on operating expenses.

We made a lot of progress and we are positioned well moving into the fourth quarter. I will give the call back to Pat. Pat?

Patrick Lavelle - VOXX International Corporation - President, CEO

Okay, Michael. Thank you, and we will open it up for some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Matt Spratford, Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

Great quarter. I just had a couple quick questions on OEM. First, I was just curious if you could give us the percentage of OEM revenues through the first three quarters of 2012?

Patrick Lavelle - VOXX International Corporation - President, CEO

Our OE business is in excess of $100 million at this point through the year.

Matt Spratford - Sidoti & Company - Analyst

Fair enough. Then I was just curious maybe you could comment on maybe ASPs on OEM systems.

Patrick Lavelle - VOXX International Corporation - President, CEO

Well, because of the fact that we provide not only electronics in our rear seat entertainment systems, and also the headrest and all the supporting material, the average selling price would be higher than some of the other products that we would sell in the higher -- or in the consumer groups and product like that. That wouldn't reflect on the actual price range though.

Matt Spratford - Sidoti & Company - Analyst

I got you. Maybe an ASP on the rear seat systems, if you could maybe expand on that a little bit.

Patrick Lavelle - VOXX International Corporation - President, CEO

I wouldn't go there, Matt, that is confidential information.

Matt Spratford - Sidoti & Company - Analyst

Okay, no problem. I just got two more quick ones for you. Considering your existing relationship with Bentley and the fact they just announced a new SUV, can we expect maybe an OEM system award for that?

Patrick Lavelle - VOXX International Corporation - President, CEO

Well, we are working on a number of systems for them for their vehicles, and the ones that we have slated for introduction for this quarter are for existing vehicles. But once you develop a relationship with an OEM manufacturer your chances of winning additional contracts are much greater, providing you are providing a quality product at a competitive price.

Matt Spratford - Sidoti & Company - Analyst

Got you. Just one more. Any update on potential Klipsch and OEM partnerships.

Patrick Lavelle - VOXX International Corporation - President, CEO

No, we have not -- we really haven't even started that at this particular point, other than some exploratory questions. We are focused right now -- our OEM business on our remote start products, our rear seat entertainment, and some of the other automotive products that we have been selling like lane departure and rear observation.

Matt Spratford - Sidoti & Company - Analyst

Got you. Thanks.

Operator

Scott Tilghman, Caris & Company..

Scott Tilghman - Caris & Company - Analyst

I wanted to really touch on a strategic question. With the announcements yesterday you hit on consumer, you hit on OEM; you hit on just the distribution model rather than the traditional home-grown model. Going forward how do you think strategically about balancing the different growth vehicles with international and domestic, with OEM versus consumer, and then with the distribution model versus the home-grown model?

Patrick Lavelle - VOXX International Corporation - President, CEO

When we look at -- we look at each group and we look at them separately for their -- number one, their ability to grow organically. I think we are seeing a change that has been a long time coming in certain categories within the automotive group, and I am specifically talking about the aftermarket, where we are seeing new products come to market like the location-based products that can give us new products, new categories to bring to retailers, to bring to distributors and car dealers that will give us a new category and new sales.

That is very normal within the aftermarket 12-volt business. New categories come up. The car manufacturers have not put them into their vehicles yet, and it gives the aftermarket a chance to grow sales and incubate the product, which will eventually move into a car.

So we see some of the new product categories that are coming through on the automotive side as giving us the ability for organic growth there. When we look at the consumer business and we look at product introductions from Klipsch (technical difficulty) around their new AirPlace sound systems, again, essentially a new category for them to sell to where you can stream wirelessly from any of your smart devices directly to the speaker. And you can have these placed throughout the house. A completely new category for us at Klipsch -- should give us some good organic growth.

The same thing with headphones. Our headphone business, our in-ear business has done very, very well over the past year. This is a category that Klipsch had traditionally not been in, but is doing very well as far as placement and marketshare, and we see growth in that category.

Now when I take that and I look at international, we have the same opportunities internationally as we have domestically. So we see our international sales growing because of the things that I have just mentioned.

On an OEM basis, with the new Android-based units that we are developing and planning for market, we see additional growth there within our OEM customers as they look to expand their product offerings and stay relevant with the type of rear seat entertainment products that they are offering.

Then, finally, on the fulfillment side we are constantly being approached by partners. We have a number of great partners, whether it is Sirius XM, QUALCOMM, Sprint, that recognize Audiovox' unique position in the marketplace where we have the logistics, we have the engineering, we have the customer contacts, we have the ability to market and bring products to market quickly, and that is a advantage for them. So we have in many cases very good opportunities to expand that business as well.

So strategically we are looking at each one of them, how can they grow organically. And I don't have any set specific number as I want my fulfillment sales to be this or the OEM sales to be this. Each group has their ability to grow and we are looking to maximize that potential in each group.

Scott Tilghman - Caris & Company - Analyst

Great, and then one quick follow-up. I know it is really here at CES, but there has been a number of product introductions. Are there any innovations here that either make you think you have a new potential product category coming down the pike or that there may be an attractive tuck-in in a category where you typically aren't operating right now?

Patrick Lavelle - VOXX International Corporation - President, CEO

I think -- what I just said, like some of the location-based stuff is a new category that I think the retailers and the customers will embrace as a new way to make sales. The new stuff that we are introducing under AR as far as the home theater, power conditioning product, I think has got -- although it falls under power conditioning and surge protection, it is a completely new concept that I think the market will embrace. We have a number of new products that we are very excited about.

John Shalam - VOXX International Corporation - Chairman

And, Scott, this is John Shalam. Just to add a little bit to that, I think a big emphasis here at the show is in connectivity. Everybody is showing products that expand your reach with your cell phone, your iPhone or your various devices to stay in touch 24/7. But there is also a major emphasis now on health-related products in electronics and we see this as potentially a strong growth product area in the future.

Scott Tilghman - Caris & Company - Analyst

Great, thank you both.

Operator

(Operator Instructions).

Patrick Lavelle - VOXX International Corporation - President, CEO

Okay, if there are no more questions, I want to thank everybody for joining us this morning. We are very excited about what is happening at the show. And we're leaving here right now and on our way to the show. So hopefully I will be able to report on our next call some very, very good results emanating from the show.

Have a great day and thank you.

Operator

This concludes the presentation for today, ladies and gentlemen. You may now disconnect. Have a wonderful day.

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